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Exhibit 5.2

[PORTER & HEDGES, L.L.P. LOGO]	Porter & Hedges, L.L.P. RELIANT ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 (713) 226-6000 Phone (713) 228-1331 Fax porterhedges.com

May 19, 2008

Vantage Drilling Company
Maples Corporate Services Limited
P.O. Box 309, Ugland House
Grand Cayman KY1-1104, Cayman Islands

Ladies and Gentlemen:

        We have acted as special counsel for Vantage Drilling Company, a Cayman Islands exempted company (the "Company") in connection with the Registration Statement on Form S-4 (No. 333-147797) (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the proposed issuance by the Company of: (i) 36,125,000 Units (the "Units"), each Unit consisting of one ordinary share, par value $.001 per share, of the Company ("Ordinary Shares") and one warrant (each, a "Unit Warrant") to purchase one Ordinary Share; (ii) 3,000,000 additional warrants to purchase one Ordinary Share (the "Founder's Warrants"); and (iii) 7,500,000 additional Ordinary Shares, all in connection with the proposed merger among the Company, Vantage Energy Services, Inc. ("VES"), and VTG Merger Sub, Inc. ("Merger Sub"), pursuant to the Agreement and Plan of Merger dated as of March 31, 2008 (the "Merger Agreement") among the Company, VES and Merger Sub, all as more fully described in the Registration Statement. The Unit Warrants and the Founder's Warrants will be governed by a warrant agreement in the form filed as Exhibit 4.4 to the Registration Statement (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company, a New York corporation.

        We have examined (i) the Certificate of Incorporation of the Company and the Memorandum and Articles of Association of the Company, (ii) the Registration Statement, (iii) the Merger Agreement, (iv) the form of Warrant Agreement, (v) the Specimen Warrant Certificate in the form of Exhibit 4.3 to the Registration Statement, and (vi) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

        In rendering the opinions set forth below, we have assumed (i) the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Act; (ii) the Units, Unit Warrants and the Founder's Units will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iii) the Unit certificates and Warrant Agreement will have been duly executed and delivered by all parties other than the Company.

        Based upon our examination as aforesaid and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

  1.
  If, as and when the Units and Unit Warrants have been issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance), the Merger Agreement and the Warrant Agreement, the Units and Unit Warrants will be validly issued, fully paid and nonassessable and the Units and Unit Warrants will be binding obligations of the Company, enforceable against the Company in accordance with their terms.

  2.
  If, as and when the Founder's Warrants have been issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance), the Merger Agreement and the Warrant Agreement, the Founder's Warrants will be legally issued, fully paid and nonassessable and will be binding obligations of the Company, enforceable against the Company in accordance with their terms.

        No opinion is expressed herein as to any matter governed by any law other than the laws of the State of New York and the federal securities laws of the United States of America, each as in effect on the date hereof.

        In connection with the opinions set forth above, we have relied on the opinion of Maples and Calder dated the date hereof with respect to the due authorization by the Company of the Unit certificates, Unit Warrants, the Founder's Warrants and the Warrant Agreement under the laws of the Cayman Islands.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,
/s/ Porter & Hedges LLP Porter & Hedges LLP

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  Exhibit 5.2